Exhibit 23.3

Consent of Independent Petroleum Engineers

To the Board of Directors

Crescent Energy Company:

We have issued our report dated January 20, 2023, on estimates of oil, natural gas and NGL reserves estimates and forecasts of economics as of December 31, 2022. As independent oil and gas consultants, we hereby consent to the inclusion of our report and the information contained therein included in or made part of this Registration Statement on Form S-8 of Crescent Energy Company, as may be amended from time to time, as originally filed with the U.S. Securities and Exchange Commission on November 10, 2023.

/s/ Ryder Scott Company, L.P.
RYDER SCOTT COMPANY, L.P.

Houston, Texas

November 10, 2023